Exhibit 5.1

601 Lexington Avenue
New York, NY 10022
United States
Facsimile:
+1 212 446 4800	+1 212 446 4900

www.kirkland.com

November 27, 2023

Banyan Acquisition Corporation

400 Skokie Blvd, Suite 820

Northbrook, Illinois 60062

Ladies and Gentlemen:

We have acted as special legal counsel to Banyan Acquisition Corporation, a Delaware corporation (“Banyan”), in connection with the Registration Statement on Form S-4, initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on September 11, 2023, pursuant to the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as the same may be amended or supplemented, is hereafter referred to as the “Registration Statement”), relating to the Business Combination Agreement, dated June 22, 2023 (as amended and restated on September 26, 2023 and on November 22, 2023 and as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Banyan, Panther Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Banyan (“Merger Sub”), and Pinstripes, Inc., a Delaware corporation (“Pinstripes”).

Pursuant to the Business Combination Agreement, the following transactions will occur on the date of closing, among other things: (i) Merger Sub will merge with and into Pinstripes (the “Merger”) with Pinstripes being the surviving corporation of the Merger and, as a result of which, Banyan will become the parent company of Pinstripes, (ii) the amended and restated certificate of incorporation of Banyan will be further amended and restated, in the form filed as Exhibit 3.4 to the Registration Statement (the “Second Amended and Restated Charter”) and (iii) Banyan will issue to current equityholders of Pinstripes, as consideration for the Merger, shares of (a) Class A common stock, par value $0.0001 per share, of Banyan (the “Class A Common Stock”), and (b) Class B common stock, par value $0.0001 per share, of Banyan, which is designated as Series B-1 Common Stock, Series B-2 Common Stock and Series B-3 Common Stock (collectively, the “Class B Common Stock”), which is automatically convertible into shares of Class A Common Stock.

This opinion is being rendered in connection with the registration under the above-referenced Registration Statement of (i) 49,561,358 shares of Class A Common Stock, consisting of (a) up to 40,561,358 shares of Class A Common Stock, (b) 2,500,000 shares of Class A

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Banyan Acquisition Corporation

November 27, 2023

Common Stock to be issued upon conversion of 2,500,000 shares of Series B-1 Common Stock, (c) 2,500,000 shares of Class A Common Stock to be issued upon conversion of 2,500,000 shares of Series B-2 Common Stock and (d) 4,000,000 shares of Class A Common Stock to be issued upon conversion of 4,000,000 shares of Series B-3 Common Stock and (ii) 9,000,000 Shares of Class B Common Stock consisting of (x) 2,500,000 shares of Series B-1 Common Stock, (y) 2,500,000 shares of Series B-2 Common Stock and (z) 4,000,000 shares of Series B-3 Common Stock. The shares being registered pursuant to the Registration Statement are referred to in this opinion as the Rollover Shares.

In connection with the preparation of this opinion, we have, among other things, read:

a)	a copy of the Business Combination Agreement and the amendments thereto, filed as Exhibits 2.1, 2.2 and 2.3, respectively, to the Registration Statement;
b)	the Registration Statement;
c)	the form of the Second Amended and Restated Charter, to be filed with the Delaware Secretary of State;
d)	the minutes and records of the corporate proceedings of Banyan with respect to the issuance of the Rollover Shares; and
e)	such other documents, records and other instruments as we have deemed necessary or appropriate in order to deliver the opinions set forth herein.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. We have not independently established or verified any facts relevant to the opinion expressed herein but have relied upon statements and representations of officers and other representatives of Banyan and others as to factual matters.

Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this opinion, we advise you that upon (i) the effectiveness of the Merger and (ii) the filing of the Second Amended and Restated Charter with the Delaware Secretary of State, the Rollover Shares will be duly authorized, validly issued, fully paid and non-assessable.

Banyan Acquisition Corporation

November 27, 2023

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the General Corporation Law of the State of Delaware (the “DGCL”). We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Rollover Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the DGCL be changed by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

/s/ KIRKLAND & ELLIS LLP

Kirkland & Ellis LLP